Exhibit 99.1
EXECUTION VERSION

CONDITIONAL COMMITMENT LETTER

by and between

UNITED STATES DEPARTMENT OF ENERGY

and

FORD MOTOR COMPANY

Dated as of June 23, 2009

Table of Contents

CONDITIONAL COMMITMENT LETTER		1
1.	Facilities, etc.	1
2.	Conditional Commitment	2
3.	True and Complete Disclosure	2
4.	Indemnity	3
5.	Cooperation	3
6.	Reporting Requirements	4
7.	Definitive Agreements	4
8.	Assignment; Entire Agreement	4
9.	Binding Nature; Survival	5
10.	Counterparts	5
11.	Public Statements	5
12.	Governing Law	5
13.	Acceptance of Term Sheet; Expiration of Commitment	1
TERMS AND CONDITIONS FOR THE LOANS UNDER THE ATVM PROGRAM		1
1.	Facility	1
2.	Borrower	2
3.	Obligors	2
4.	Projects	2
5.	Project Business Plan	2
6.	Project Costs	3
7.	Applicant Project Commitments	4
8.	Cost Overruns	4
9.	Project Maximum Loan Amounts	4
10.	Availability	7
11.	Interest Rate	7
12.	Interest Payments	8
13.	Principal Amortization and Maturity	8
14.	Prepayments of the Loan	8
15.	ATVM Collateral	10
16.	Facility Fee	11
17.	Loan Administration	11
18.	Loan Documents	11
19.	Security Documents	12
20.	Conditions Precedent to Financial Closing Date	13
21.	Conditions Precedent to Each Advance	15
22.	Representations and Warranties	17
23.	Affirmative Covenants	18
24.	Negative Covenants	20
25.	Events of Default	22
26.	Remedies	23
27.	Amendments.	23
28.	Additional Funding for the Projects	23
29.	Indemnification	24
30.	Governing Law	24

Appendices to the Conditional Commitment Letter

Appendix A	Term Sheet

Exhibits to the Term Sheet

Exhibit A	Program Financing Agreement
Exhibit B	Form of Note Purchase Agreement
Exhibit C	Form of Promissory Note

CONDITIONAL COMMITMENT LETTER

June 23, 2009
Ford Motor Company
World Headquarters
One American Road
Dearborn, MI 48126-2701

Re:	Loan Application of Ford Motor Company
ATVM Loan Number: A1003

Ladies and Gentlemen:

Ford Motor Company (“you” or the “Applicant”) has submitted an application, dated November 18, 2008, which application was deemed substantially complete on December 16, 2008 and was amended and restated on June 12, 2009 (as so amended and restated, the “Application”) for a term loan authorized and approved by the U.S. Department of Energy (“DOE”) pursuant to DOE’s Advanced Technology Vehicles Manufacturing Incentive Program (the “ATVM Program”) authorized by section 136 of the Energy Independence and Security Act of 2007, as amended from time to time (“Section 136”), to be made by and through the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of the Treasury (“FFB”).

This conditional commitment letter (together with all attachments hereto, including, without limitation, the Terms and Conditions for the Loans under the ATVM Program (the “Term Sheet”) attached as Appendix A hereto, the “Conditional Commitment Letter”) will confirm the understanding and agreement between DOE and the Applicant in connection with the proposed financing for the Projects (as defined in the Term Sheet).  Capitalized terms used but not defined herein have the meanings given to such terms in (i) the Term Sheet or (ii) the final regulations located at 10 CFR Part 611 and any other applicable regulations from time to time promulgated by DOE to implement Section 136 (the “Applicable Regulations,” and together with Section 136, the “Program Requirements”).  All provisions of this Conditional Commitment Letter are subject to the Program Requirements.

1.	Facilities, etc.

You have advised us that you wish to obtain the multi-draw term loan facility described in the Term Sheet in an aggregate principal amount of (x) $5,937,000,000 less (y) $136,000,000 for which the Applicant is seeking Federal Funding (as such term is defined in the Term Sheet) in the form of a grant and with respect to which amount the Applicant agrees that approval has not been sought hereunder until final resolution of such grant application, to finance Eligible Project Costs (as defined in the Term Sheet) for the Projects (as defined below).  The facility will consist of two loans, one of which (“Loan A”) will consist of Advances (as defined in the Term Sheet) the proceeds of which are to be used to finance Eligible Project Costs consisting of (i) approximately 60% of the cost of acquisition by the Applicant of property or assets and (ii) all Eligible Project Costs that do not consist of the cost of acquisition of property or assets, and the second of which (“Loan B” and, together with Loan A, the “Loans”) will consist of Advances the proceeds of which are to be used to finance Eligible Project Costs in an amount equal to approximately 40% of the cost of acquisition by the Borrower of property or assets.

2.	Conditional Commitment

In connection with the foregoing, we are pleased to advise you that DOE is willing to (i) arrange the Loans, (ii) designate the Applicant as a borrower under the Program Financing Agreement (as defined in the Term Sheet) and (iii) cause FFB to enter into a Note Purchase Agreement (as defined in the Term Sheet) with the Applicant for the purchase of Notes (as defined in the Term Sheet) issued by the Applicant evidencing the Loans, as more particularly set out below.  DOE’s commitment hereunder is subject to (a) the preparation, execution and delivery of Definitive Agreements (as defined below) incorporating the terms and conditions set forth in this Conditional Commitment Letter, satisfactory to DOE in its sole discretion; (b) the absence of a Material Adverse Effect (as defined below); (c) DOE’s satisfaction, in its sole discretion, with all legal matters with respect to the Applicant and the Obligors (as defined in the Term Sheet); (d) DOE’s satisfaction, in its reasonable discretion, with all tax and accounting matters with respect to the Applicant and the Obligors; (e) DOE’s satisfaction, in its reasonable discretion, with the capital, corporate and organizational structure of the Applicant and its material subsidiaries; (f) your receipt to DOE’s satisfaction, in its sole discretion, of all material governmental and third party consents (if any) necessary to permit the Loans and the borrowings thereunder; and (g) those conditions precedent specified in the Term Sheet.

For purposes of this Conditional Commitment Letter, “Material Adverse Effect” means a material adverse effect on (i) the financial condition of the Applicant and its subsidiaries taken as a whole or (ii) the validity and enforceability of this Conditional Commitment Letter or the rights and remedies of DOE hereunder.

3.	True and Complete Disclosure

The Applicant hereby certifies as follows:

(i)
The information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Applicant or any subsidiary of the Applicant to DOE, FFB or their respective designees, agents or representatives in connection with the negotiation, preparation or delivery of this Conditional Commitment Letter, including the Term Sheet, or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect (it being understood that in the case of projections, such projections are based on estimates which are reasonable as of the date such projections are stated or certified).

(ii)
The Application, taken together with all other written information furnished to DOE, FFB or their respective designees, agents or representatives by or on behalf of the Applicant or any subsidiary of the Applicant for use in connection with the negotiation and execution of the Conditional Commitment Letter, including the Term Sheet, and the closing of the transactions contemplated hereby, when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect (it being understood that in the case of projections, such projections are based on estimates which are reasonable as of the date such projections are stated or certified).

(iii)
All information furnished after the date hereof by or on behalf of the Applicant or any subsidiary of the Applicant to DOE, FFB or their respective designees, agents or representatives in connection with the Conditional Commitment Letter, including the Term Sheet, the Definitive Agreements and the Information Certificate in the form submitted to DOE by the Applicant (the “Information Certificate”) and the transactions contemplated hereby and thereby, when taken together with the material referred to in clauses (i) and (ii) above, taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect (it being understood that in the case of projections, such projections are based on estimates which are reasonable as of the date such projections are stated or certified).

(iv)
There is no fact known to the Chief Executive Officer, President, Chief Accounting Officer, Chief Financial Officer, Treasurer or Assistant Treasurer (each a “Responsible Officer”) of the Applicant that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to DOE or FFB for use in connection with the transactions contemplated hereby.

4.	Indemnity

The Applicant hereby indemnifies and holds harmless the United States, including DOE, FFB and each other governmental agency or instrumentality of the United States, and their respective designees, agents, and contractors, and all of their respective directors, officers and employees (each, an “Indemnified Person”) from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all losses, claims, damages, liabilities or other expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) to which such Indemnified Person may become subject arising out of or relating to any suit, action or proceeding with respect to this Conditional Commitment Letter, including the Term Sheet, the provision of the financing, the Definitive Agreements and the Information Certificate contemplated hereby or the use or intended use of the proceeds thereof; provided, however, that such indemnity shall not apply to the extent the loss, claim, damage, liability or other expense results from the gross negligence or willful misconduct of the Indemnified Person.

5.	Cooperation

The Applicant and the other Obligors will cooperate fully with DOE and its representatives and advisors with respect to its due diligence investigation of the Projects and the Applicant and the other Obligors (as defined in the Term Sheet), including without limitation providing prompt and complete access to employees, engineers, accountants, facilities, books and records and contracts of the Applicant and the other Obligors, as well as such other information as may be reasonably requested by DOE or its representatives or advisors, subject to reasonable measures implemented to ensure confidentiality of the information provided (consistent with the requirements of the Freedom of Information Act, 5 U.S.C. § 552 (“FOIA”) and any regulations promulgated thereunder, and other applicable law).

6.	Reporting Requirements

The Applicant will provide the following documents and information to DOE beginning on the date on which a conditional commitment exists:

(a)
within twenty (20) business days of the Applicant obtaining knowledge of such change, or, in the case of any change made voluntarily, promptly upon approval of such change, notice of any previously unreported material change to the information contained in the Applicant’s Application for the Loans, including, without limitation, any material change in (i) the description or scope of the Projects; (ii) the status of any material applications or approvals for governmental permits and authorizations with respect to any Project; and (iii) the potential environmental impact of the Projects; or

(b)	at all times, any other information reasonably requested by DOE regarding the Applicant, any of the other Obligors or the Projects.

No later than twenty (20) days prior to the Financial Closing Date (as defined in the Term Sheet), the Applicant will submit to DOE an executed Information Certificate.

7.	Definitive Agreements

As soon as practicable following the execution and delivery of this Conditional Commitment Letter, DOE and the Applicant will negotiate in good faith to enter into definitive Loan Documents (the “Definitive Agreements”) with respect to the transactions described in the Term Sheet.  The Definitive Agreements will include (i) the terms contained herein, including, but not limited to those terms set forth in the Term Sheet, (ii) the applicable provisions of Section 136 and the Applicable Regulations, and (iii) such other terms and conditions as DOE and the Applicant mutually agree.  Each of DOE and the Applicant will use its best efforts to prepare such Definitive Agreements, and agree to take all such actions as may be required to consummate the transactions described in the Term Sheet on the terms and conditions set forth therein.  However, the failure of DOE to execute and deliver Definitive Agreements will not affect the binding effect or enforceability of Sections 3, 4, 8, 11 and 12 of this Conditional Commitment Letter.

8.	Assignment; Entire Agreement

This Conditional Commitment Letter shall not be assignable by you without the prior written consent of DOE (and any such purported assignment shall be void) and may not be amended or waived except by a written instrument signed by DOE and you.  By executing this Conditional Commitment Letter, DOE and you acknowledge that this Conditional Commitment Letter, including the Term Sheet, is the only agreement between you and DOE with respect to the Loans and sets forth the entire understanding of the parties with respect thereto.  This Conditional Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

9.	Binding Nature; Survival

The provisions of Sections 3, 4, 8, 11 and 12 of this Conditional Commitment Letter are binding on the parties hereto and shall survive any termination or expiration of this Conditional Commitment Letter, but, in the case of Sections 3, 4, 8, 11 and 12 hereof, shall be superseded by the corresponding provisions of the Definitive Agreements upon such Definitive Agreements becoming effective, whereupon such Sections 3, 4,  8, 11 and 12 shall no longer have any force or effect.

10.	Counterparts

This Conditional Commitment Letter may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Such executed counterparts may be delivered electronically, with the original to be delivered promptly thereafter.

11.	Public Statements

Neither the Applicant nor any subsidiary of the Applicant, nor any director, officer, employee or other agent affiliated with the Applicant or any person affiliated with any of the foregoing, shall make any press announcements or public statement about the Definitive Agreements or the financing transactions contemplated thereby without the prior approval of the Director of the ATVM program at DOE, provided that the Applicant shall be permitted to make disclosures (x) that it reasonably believes to be required by applicable law or (y) of information that is or becomes generally available to the public other than as a result of a disclosure by the Applicant or any of the Applicant’s officers, employees, agents or advisers in violation of this Conditional Commitment Letter.

12.	Governing Law

This Conditional Commitment Letter, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, Federal law and not the law of any state or locality.  To the extent that a court looks to the laws of any state to determine or define the Federal law, it is the intention of the parties hereto that such court shall look only to the laws of the State of New York without regard to the rules of conflicts of laws.

13.	Acceptance of Term Sheet; Expiration of Commitment

If you are in agreement with the foregoing, please indicate your acceptance of the terms and conditions of this Conditional Commitment Letter, including the Term Sheet, by signing in the appropriate space below and returning to DOE the enclosed duplicate originals of this Conditional Commitment Letter not later than 10:30 a.m., Washington D.C. time, on June 23, 2009.  DOE’s commitment hereunder will expire at such time in the event DOE has not received such executed originals in accordance with the preceding sentence.  In the event that the Financial Closing Date (as defined in the Term Sheet) shall not have occurred on or before September 30, 2009, then this Conditional Commitment Letter and DOE’s commitments hereunder shall terminate unless the Secretary or his appointed designee agrees in writing to an extension.  Such extension may be subject, in DOE’s sole discretion, to modification of the terms hereof.

[Signatures Appear on Next Page]

Very truly yours,

U.S. DEPARTMENT OF ENERGY

By:	/S/ Steven Chu
Name: Dr. Steven Chu
Title: Secretary of Energy

ACCEPTED AND AGREED TO
as of the date of this Conditional Commitment Letter:
FORD MOTOR COMPANY

By:	/S/ Neil M. Schloss
Name: Neil M. Schloss
Title: Vice President and Treasurer

APPENDIX A
to the Conditional Commitment Letter

TERMS AND CONDITIONS FOR THE LOANS UNDER THE ATVM PROGRAM

This Term Sheet outlines the material terms and conditions of the transactions contemplated herein, but is not intended to be a comprehensive list of all relevant terms and conditions.  The Loan Documents (as defined below) will contain the terms and conditions set forth in this Term Sheet, in addition to other standard provisions and such other terms and conditions as DOE, in its reasonable discretion, may require.  DOE reserves the right to propose further terms and conditions as it reasonably deems necessary in the course of further due diligence and receipt of related approvals satisfactory to DOE.

For purposes of this Term Sheet, “Material Adverse Effect” means a material adverse effect on (i) the financial condition of the Borrower and its subsidiaries taken as a whole or (ii) the validity and enforceability of the Loan Documents or the rights and remedies of DOE, FFB or any Collateral Trustee (as defined below) thereunder.

Facility

1.	Facility

A multi-draw term loan facility that is full recourse to the Borrower in an aggregate amount equal to (x) $5,937,000,000 less (y) $136,000,000 (the “Grant Application Amount”) for which the Borrower is seeking Federal Funding in the form of a grant and with respect to which amount the Borrower agrees that approval has not been sought hereunder until final resolution of such grant application (the “Maximum Total Loan Amount”), provided that, upon approval by DOE and payment by the Borrower of the relevant portion of the Facility Fee, such amount may be increased by an amount equal to that portion of the Grant Application Amount that is denied.  The facility will consist of two loans, one of which (“Loan A”) will consist of Advances the proceeds of which are to be used to finance Eligible Project Costs (as defined below) consisting of (i) approximately 60% of the cost of acquisition by the Borrower of property or assets and (ii) all Eligible Project Costs that do not consist of the cost of acquisition of property or assets, and the second of which (“Loan B” and, together with Loan A, the “Loans”) will consist of Advances the proceeds of which are to be used to finance Eligible Project Costs in an amount equal to approximately 40% of the cost of acquisition by the Borrower of property or assets.  The Loans will be consolidated and administered pursuant to the Arrangement Agreement (as defined in Section 18(a) below) and the Note Purchase Agreement (as defined in Section 18(b) below) and will be secured as described in Section 15 below.

DOE reserves the right to elect, in its sole discretion, (x) if it agrees to waive its right to receive a first priority security interest in the First Lien Collateral (as defined below), to aggregate Loan A and Loan B into a single loan to finance Eligible Project Costs for the Projects that will be secured solely by the Subordinate Collateral (as defined below) (including the First Lien Collateral) or (y) at any point during the term of the Loans, to reclassify any portion, or all, of the outstanding Loan B obligations secured by the First Lien Collateral into Loan A obligations secured by the Subordinate Collateral, provided that the remaining amount of Loan B obligations following such reclassification may not be less than approximately 40% of the net book value of the First Lien Collateral.

2.	Borrower

Ford Motor Company, a corporation organized under the laws of Delaware (the “Borrower”).

3.	Obligors

The Borrower and each of its subsidiaries that has guaranteed the Borrower’s obligations under the Credit Agreement (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Existing Credit Agreement”), dated as of December 15, 2006, among the Borrower, the subsidiary borrowers from time to time parties thereto, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto (collectively, the “Obligors”).

Projects and Eligible Project Costs

4.	Projects

The proceeds of the Loans will be used to finance 13 projects, which are identified and more fully described in the Advanced Technology Vehicle Program Project Business Plan (the “Sample Project Business Plan”), dated June 23, 2009, previously submitted to and accepted by DOE (“Project A” through “Project M” (as defined in such Sample Project Business Plan), respectively, and collectively, the “Projects”).

5.	Project Business Plan

The Borrower will, no later than 10 business days prior to the Financial Closing Date (as defined below), deliver to DOE:

(i)	an updated business plan on which the Projects are based, including, inter alia, income statements, balance sheets and cash flow statements; and

(ii)	in a form substantially similar to the Sample Project Business Plan, with respect to each Project:

(w)
an estimate of (1) the total cost of such Project (“Estimated Total Project Costs”), (2) the portion of such Estimated Total Project Costs that constitute Eligible Project Costs (as defined below) (“Estimated Total Eligible Project Costs”) and (3) the portion of such Estimated Total Eligible Project Costs incurred or expected to be incurred during the period between December 16, 2008 and the end of the Loan Availability Period for such Project (with respect to any Project, the “Estimated Total Availability Period Eligible Project Costs”);

(x)
the portion of such Estimated Total Eligible Project Costs paid prior to December 16, 2008 set forth on the page titled “Project Business Plan – Financials” under the heading “Total Pre-Avail Eligible Cost” of the Sample Project Business Plan (with respect to any Project, the “Total Pre-Availability Period Eligible Project Costs”);

(y)	a schedule setting forth:

(1)	the following milestones (the “Timing Milestones”) with respect to each Project or, in the case of any Project comprised of sub-programs, each such sub-program:

(A)
for each Project or sub-program thereof that has been formally approved by the Borrower (such approval with respect to any Project or sub-program, “Program Approval”) as of such date, verification prototype (VP), launch readiness (LR) and Job 1 (J1); and

(B)
for each Project or sub-program thereof for which Program Approval has not been achieved as of such date, the estimated date for Program Approval in the form set forth on the page titled “Project Business Plan – Timing” under the heading “Project Business Plan – Timing” and column “PA” of the Sample Project Business Plan (the “Estimated Program Approval Date”);

(2)	the Program Requirement for fuel economy with respect to such Project or sub-program (the “Fuel Economy Requirement”); and

(3)
fuel economy targets with respect to such Project or sub-program in the form set forth on the page titled “Project Business Plan – Fuel Economy” under the heading “Project Business Plan- Fuel Targets (MPG)” of the Sample Project Business Plan (the “Fuel Economy Targets”, and together with the Timing Milestones and the Fuel Economy Requirement, the “Project Targets”); and

(z)	a schedule setting forth the technologies to be used in such Project (the “Technology Components”) in the form set forth in the Sample Project Business Plan;

(the items described in this clause (ii), as modified from time to time pursuant to the terms hereof, the “Project Business Plan”).

6.	Project Costs

(a)
The Borrower will apply the proceeds of each Advance solely to pay (or reimburse itself with respect to payments made by it for) costs of each Project specified in the relevant Advance request that (i) are eligible for funding as “Eligible Costs,” as such term is defined in the Applicable Regulations (such costs with respect to any Project, “Eligible Project Costs”) and (ii) are incurred during the period between December 16, 2008 and the end of the Loan Availability Period, in an amount equal to the amount specified for such Project in the relevant Advance request, provided that the Borrower agrees and acknowledges that no costs or expenses relating to any Project shall constitute Eligible Project Costs to the extent that such costs or expenses were funded with proceeds (other than Loan proceeds) obtained by the Borrower from the United States or any agency or instrumentality thereof, including loans and equity investments under the Troubled Asset Relief Program or any grant program (any such funding, “Federal Funding”).

(b)
For the purposes of this Term Sheet, “Maximum Fundable Eligible Project Costs” with respect to any Project shall mean 107% of the Estimated Total Availability Period Eligible Project Costs set forth in the Sample Project Business Plan.  For the avoidance of doubt, such Maximum Fundable Eligible Project Costs are set forth on the page titled “Project Business Plan – Financials” under the heading “Max 7% of Eligible” of the Sample Project Business Plan.

7.	Applicant Project Commitments

As of the last day of the fiscal month (or, in the case of Eligible Project Costs constituting “launch costs”, the fiscal quarter) prior to any date of determination (such last day, a “Calculation Date”), the aggregate amount of all Eligible Project Costs paid by the Borrower with respect to each Project out of funds other than proceeds of the Loans or Federal Funding (such payments, “Applicant Project Payments”) on or prior to such Calculation Date shall be at least equal to the sum of, without duplication, (i) the greater of (x) 20% of the aggregate amount of Eligible Project Costs (other than Cost Overruns and including Total Pre-Availability Eligible Project Costs) paid by the Borrower with respect to such Project on or prior to such Calculation Date and (y) 100% of the Total Pre-Availability Eligible Project Costs paid by the Borrower with respect to such Project, plus (ii) the aggregate amount of Cost Overruns paid on or prior to such last day with respect to such Project (such sum, the “Applicant Project Commitment” with respect to such Project).

8.	Cost Overruns

In the event that as of any date of calculation the Borrower has incurred costs and expenses with respect to any Project in excess of the sum of (i) the Total Pre-Availability Period Eligible Project Costs in respect of such Project and (ii) the Maximum Fundable Eligible Project Costs for such Project (“Cost Overruns”), the Borrower shall be required to pay such Cost Overruns out of its own funds, whether or not such amounts qualify as Eligible Project Costs in respect of the relevant Project.  For the avoidance of doubt, the Borrower shall not be permitted to use Loan proceeds to pay for the Cost Overruns.

Loans

9.	Project Maximum Loan Amounts

The Loans will be made by and through FFB and authorized, approved and arranged by DOE pursuant to the terms and conditions of the ATVM Program, Section 136 and the Applicable Regulations, in an aggregate principal amount of not more than the lesser of (i) the Maximum Total Loan Amount and (ii) the then sum of, as of any date of determination:

(a)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project A on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project A on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project A, provided that the cumulative Advances made in respect of Project A shall in no event exceed the Maximum Fundable Eligible Project Costs for Project A (such amount as of any date of determination, the “Project A Maximum Loan Amount”); plus

(b)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project B on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project B on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project B, provided that the cumulative Advances made in respect of Project B shall in no event exceed the Maximum Fundable Eligible Project Costs for Project B (such amount as of any date of determination, the “Project B Maximum Loan Amount”); plus

(c)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project C on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project C on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project C, provided that the cumulative Advances made in respect of Project C shall in no event exceed the Maximum Fundable Eligible Project Costs for Project C  (such amount as of any date of determination, the “Project C Maximum Loan Amount”); plus

(d)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project D on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project D on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project D, provided that the cumulative Advances made in respect of Project D shall in no event exceed the Maximum Fundable Eligible Project Costs for Project D (such amount as of any date of determination, the “Project D Maximum Loan Amount”); plus

(e)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project E on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project E on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project E, provided that the cumulative Advances made in respect of Project E shall in no event exceed the Maximum Fundable Eligible Project Costs for Project E (such amount as of any date of determination, the “Project E Maximum Loan Amount”); plus

(f)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project F on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project F on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project F, provided that the cumulative Advances made in respect of Project F shall in no event exceed the Maximum Fundable Eligible Project Costs for Project F such amount as of any date of determination, the “Project F Maximum Loan Amount”); plus

(g)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project G on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project G on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project G, provided that the cumulative Advances made in respect of Project G shall in no event exceed the Maximum Fundable Eligible Project Costs for Project G such amount as of any date of determination, the “Project G Maximum Loan Amount”); plus

(h)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project H on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project H on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project H, provided that the cumulative Advances made in respect of Project H shall in no event exceed the Maximum Fundable Eligible Project Costs for Project H such amount as of any date of determination, the “Project H Maximum Loan Amount”); plus

(i)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project I on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project I on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project I, provided that the cumulative Advances made in respect of Project I shall in no event exceed the Maximum Fundable Eligible Project Costs for Project I (such amount as of any date of determination, the “Project I Maximum Loan Amount”); plus

(j)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project J on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project J on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project J, provided that the cumulative Advances made in respect of Project J shall in no event exceed the Maximum Fundable Eligible Project Costs for Project J (such amount as of any date of determination, the “Project J Maximum Loan Amount”); plus

(k)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project K on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project K on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project K, provided that the cumulative Advances made in respect of Project K shall in no event exceed the Maximum Fundable Eligible Project Costs for Project K such amount as of any date of determination, the “Project K Maximum Loan Amount”); plus

(l)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project L on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project F on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project L, provided that the cumulative Advances made in respect of Project L shall in no event exceed the Maximum Fundable Eligible Project Costs for Project L such amount as of any date of determination, the “Project L Maximum Loan Amount”); plus

(m)
the lesser of (x) 80% of all Eligible Project Costs incurred by the Borrower with respect to Project M on or prior to such date and (y) an amount equal to all Eligible Project Costs incurred by the Borrower with respect to Project M on or prior to such date minus Total Pre-Availability Period Eligible Project Costs for Project M, provided that the cumulative Advances made in respect of Project M shall in no event exceed the Maximum Fundable Eligible Project Costs for Project M such amount as of any date of determination, the “Project M Maximum Loan Amount”).

For the purposes of this Term Sheet, “Project Maximum Loan Amount” with respect to any Project shall mean, on any date of determination, the amount corresponding to such Project in clauses (a) through (m) above.

10.	Availability

Subject to the terms of the Funding Agreements (as defined in Section 18 below), advances of the Loans (the “Advances”) may be requested from time to time (but no more frequently than once during any calendar month) during the period (the “Loan Availability Period”) from (x) the Financial Closing Date to (y) June 30, 2012.

Subject to satisfaction of the conditions precedent set forth in the Loan Documents, the proceeds of each Advance will be used to pay Eligible Project Costs incurred in connection with the relevant Project or Projects for which such proceeds were requested, in accordance with the Project Business Plan.  Subject to the terms of the Funding Agreements, FFB will make Advances (i) in the case of Eligible Project Costs constituting working capital or reimbursements for expenditures that the Borrower has made from its available funds, to the Borrower, or (ii) in the case of all Eligible Project Costs (other than working capital or reimbursements), as directed by the Borrower to those persons to whom Borrower is obligated to make payment, to pay relevant Eligible Project Costs then due and payable as soon as commercially practicable, and in any event within seven business days following receipt of (x) an advance request from the Borrower, in sufficient detail and including wire transfer instructions, (y) a certificate executed by an authorized officer of the Borrower certifying that the proceeds of the Advances will be used to pay Eligible Project Costs incurred in connection with the Project or Projects for which such proceeds were requested, in accordance with the then-current Project Business Plan, and (z) an Advance approval notice from DOE (which DOE agrees to deliver to FFB upon satisfaction by the Borrower of the other conditions to such Advance).

11.	Interest Rate

Subject to the terms of the Funding Agreements, each Advance shall have its own interest rate (the “Interest Rate”), which rate will be determined by the Secretary of the Treasury as of the date the respective Advance is made.  The Interest Rate for each Advance will be a rate per annum equal to the single equivalent rate for the payment stream on the Advance under the terms of the Funding Agreements.  The single equivalent rate will be determined first by envisioning the payment stream on the Advance under the Funding Agreements as a payment stream on a series of bonds in which each one of such bonds has a principal amount equal to the level principal installment due on each payment date on the Advance, and each bond matures on the same date as each payment date on the Advance, and then by assigning to each serial bond a separate interest rate derived from the daily Treasury Yield Curve corresponding to each bond’s maturity date.  Then, a single equivalent rate is calculated and given to the Advance that produces the same payment stream that the sum of the payments on the individual serial bonds produces.

All overdue amounts on the Loans will accrue interest at the Late Charge Rate (as defined in each Note (as defined below)) to be determined, and be payable by the Borrower, in accordance with the Funding Agreements.

12.	Interest Payments

Interest will accrue from the date of the first Advance and thereafter be payable in cash in arrears on each March 15, June 15, September 15 and December 15 (or, in the case of any such day that is not a business day, on the next succeeding business day) (each, a “Quarterly Date”) after the Financial Closing Date as specified in the Funding Agreements (each, a “Payment Date”).

13.	Principal Amortization and Maturity

The outstanding principal amount of the Loan will be payable in equal quarterly installments commencing on September 15, 2012 (the “First Principal Payment Date”).

The final maturity date of the Loan will be June 15, 2022 (the “Maturity Date”).

14.	Prepayments of the Loan

(a)           Voluntary Prepayments.  Subject to clause (c) below, any Advance may be prepaid, in whole or in part, at any time, in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.

(b)           Mandatory Prepayments.  Subject to clause (c) below, the Borrower will make mandatory prepayments of borrowings under the Loan (or in the case of clause (i) or (ii) below, Loan B only) as follows (subject to exceptions to be agreed):

(i)
if there shall be any principal amount of Loan B then outstanding, upon receipt of net proceeds of the permitted sale of any First Lien Collateral, subject to a right of the Borrower to apply such proceeds, within 180 days of receipt thereof, to the purchase of replacement First Lien Collateral;

(ii)
if there shall be any principal amount of Loan B then outstanding, upon receipt of warranty, insurance or condemnation proceeds with respect to any First Lien Collateral, subject to a right of the Borrower to apply such proceeds, within 180 days of receipt thereof, to the repair of such First Lien Collateral or the purchase of replacement First Lien Collateral;

(iii)
with the proceeds of any excess draws under any Loan to the extent an Agreed-Upon Procedures Report indicates that any of the proceeds of any Advance were not applied to pay Eligible Project Costs and DOE, in its sole discretion, requests such prepayment, it being understood that in the absence of a request for prepayment the amount of any excess draws shall be deducted from subsequent Advances requested by the Borrower;

(iv)
within 90 days after the earlier of (x) the date on which any Project (or, in the case of any Project comprised of sub-programs, such sub-program) is canceled prior to the Timing Milestone identified as “Job 1” in the Project Business Plan for such Project (or sub-program) or, if Program Approval has not been achieved for a Project (or sub-program thereof), prior to the Estimated Program Approval Date for such Project (or sub-program), (y) the date on which any Project is modified to the extent that any costs associated with such Project no longer constitute Eligible Project Costs or (z) the date as of which achievement of any Project Timing Milestone in respect of such Project (or sub-program) has been delayed by at least 24 months, all Advances theretofore made to fund Eligible Project Costs associated with such Project (or sub-program) (other than any Eligible Project Costs that are shared with any other Project (or sub-program) that has not been so cancelled, modified or delayed) shall be repaid in full by the Borrower; the Borrower shall promptly notify DOE of any such Project (or sub-program) cancellation, modification or delay and provide to DOE, within 15 days after such notice, a calculation of the amount to be prepaid under this clause (iv).  In addition, the Borrower shall provide to DOE such information as DOE shall reasonably request to enable DOE to determine whether it disagrees with such calculation.  If DOE disagrees with any such calculation, such disagreement shall be resolved pursuant to procedures to be specified in the Loan Documents;

(v)
if, at any time, the aggregate principal amount of all Advances corresponding to any Project exceeds the Project Maximum Loan Amount for such Project, the Borrower will prepay such Advances in an amount equal to such excess; and

(vi)	if, at any time, the aggregate principal amount of all Advances under the Loans exceeds the Maximum Total Loan Amount, the Borrower will prepay such Advances in an amount equal to such excess.

(c)	All Prepayments. All prepayments of the Loans:

(i)           are subject to the terms of the Funding Agreements and the Arrangement Agreement (as defined in Section 18(a)); and

(ii)           will be applied to remaining scheduled amortization payments as set forth in the Funding Agreements and the Arrangement Agreement.

Any outstanding Loan amounts prepaid may not be re-borrowed.  Prepayments shall be made at a price equal to (i) in the event of a prepayment in whole of an Advance, the sum of (x) the price that would, if such Advance were purchased by a third party and held until maturity, produce a yield to such third party, for the period between purchase and maturity, substantially equal to an interest rate set on a loan from the Secretary of the Treasury to FFB to purchase an obligation having a payment schedule identical to the Advance for such period, plus (y) all unpaid late charges, plus (z) all accrued and unpaid interest thereon (such sum, the “Prepayment Price”), (ii) in the event of a partial prepayment of an Advance, a pro rata share of the Prepayment Price for such Advance, and (iii) in the event of a repayment in full of all outstanding Advances, the sum of the Prepayment Prices for all such outstanding Advances.

15.	ATVM Collateral

The Borrower’s obligations under the Loans will be secured by:

(i)
in the case of Loan A, a security interest in the Collateral (as defined in the Existing Credit Agreement) that is subordinated on the terms set forth in, or substantially identical to, Section 8 of the Collateral Trust Agreement (as defined in the Existing Credit Agreement) solely to (a) prior perfected security interests securing (x) Indebtedness (as defined in the Existing Credit Agreement) and letters of credit in an aggregate principal amount not to exceed $19,100,000,000 and (y) for a period (which need not be continuous) not to exceed, in the aggregate, six calendar months during the period between the Financial Closing Date and the Maturity Date, cash management obligations and hedging obligations in an amount not to exceed $1,500,000,000 at any time outstanding, and (b) liens permitted by clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) (only to the extent clause (k) relates to clauses (g), (h), (i) and (j)), (l), (m), (n), (q), (r), (s), (t), (u), (v) and (w) of the definition of Permitted Liens in the Existing Credit Agreement (the liens described in this clause (b), “Designated Liens”) (the obligations secured by the liens described in clauses (a) and (b), “Senior Obligations”) (such collateral, the “Subordinate Collateral”);

(ii)	in the case of Loan B, a first-priority perfected security interest in the following (collectively, the “First Lien Collateral” and, together with the Subordinate Collateral, the “ATVM Collateral”):

(a)
all assets (including intellectual property, licenses and general intangibles) acquired or developed with the proceeds of Loan B, in each case as identified on an ongoing basis in conjunction with advance requests as such assets are acquired or developed and as Advances are made; and

(b)	all proceeds of the foregoing.

The security interests granted in the ATVM Collateral will be made in favor of the United States of America, acting by and through DOE (and including, without limitation, FFB) or agents designated by them to act.  Subject to intercreditor provisions substantially identical to the terms and conditions of Section 8 of the Collateral Trust Agreement, the Borrower shall be permitted to grant a second-priority perfected security interest in the First Lien Collateral to the lenders under the Existing Credit Agreement or lenders under any refinanced or replacement credit agreement.

The security interest in the Subordinate Collateral shall be released on the first date on which each of the following has occurred: (a) the senior, unsecured, long term indebtedness of the Borrower has at least two of the following three ratings: at least Baa3 by Moody’s, at least BBB- by Fitch and/or at least BBB- by S&P, (b) the Borrower has delivered to DOE a certificate of a Responsible Officer (as defined in the Conditional Commitment Letter) certifying that such condition has been satisfied, and (c) the security interest in favor of the lenders under the Existing Credit Agreement is concurrently released pursuant to Section 10.15(c) of the Existing Credit Agreement, provided that if at any time thereafter after the Existing Credit Agreement is refinanced, replaced or terminated, the Borrower grants a security interest (other than Specified Liens (as defined below)) on any assets that would otherwise have constituted Subordinate Collateral, the quarterly installments of principal that would have been due on March 15, 2022 and June 15, 2022 shall, at the election of DOE in its sole discretion, become due and payable on the next Quarterly Date after such security interest is granted. For purposes of the foregoing sentence, “Specified Liens” means (i) Designated Liens and (ii) other liens securing obligations in an aggregate Outstanding Amount (as defined in the Existing Credit Agreement) not exceeding $3,000,000,000.

16.	Facility Fee

On the Financial Closing Date, the Borrower will pay to DOE a facility fee (the “Facility Fee”) equal to $5,801,000.  Upon the approval by DOE of a commitment to make additional loans in the Grant Application Amount, the Borrower will pay to DOE a Facility Fee equal to the product of one-tenth of one percent (0.10%) and any increased loan amount approved by DOE.

17.	Loan Administration

Servicing and monitoring duties with respect to the Loans will be performed by DOE in accordance with the Arrangement Agreement.

Loan Documents

18.	Loan Documents

The agreements to be entered into with DOE and FFB in connection with the Loans are expected to include the following, each of which must be satisfactory in form and substance to DOE, in its sole discretion (collectively, the “Loan Documents”):

(a)
a Loan, Arrangement and Reimbursement Agreement (the “Arrangement Agreement”) among the Borrower, each other Obligor and DOE, setting forth, inter alia, (i) an undertaking by DOE to arrange for the Loans to be made by and through FFB, (ii) conditions to funding of the Loans, (iii) representations, warranties and covenants to be made by the Borrower and other Obligors in favor of DOE, (iv) events of default that will trigger a right to exercise remedies under the Loan Documents and (v) reimbursement obligations of the Borrower with respect to any payments made by DOE in respect of the Notes pursuant to the Program Financing Agreement;

(b)	all documents and agreements necessary or desirable in connection with the making by FFB of the Loans (the “Funding Agreements”), including, without limitation:

(i)           the Program Financing Agreement (the “Program Financing Agreement”) between DOE and FFB, in substantially the form attached as Exhibit A hereto;

(ii)          the Note Purchase Agreement among the Borrower, DOE and FFB (the “Note Purchase Agreement”), in substantially the form attached as Exhibit B hereto;

(iii)           a future advance promissory note evidencing Loan A issued by the Borrower and payable to FFB (the “Loan A Note”), in substantially the form attached as Exhibit C hereto;

(iv)           a future advance promissory note evidencing Loan B issued by the Borrower and payable to FFB (the “Loan B Note” and, together with the Loan A Note, the “Notes”), in substantially the form attached as Exhibit C hereto; and

(v)           any other agreements required in connection with the funding of the Loans by FFB;

(c)	Security Documents (as defined below);

(d)	the guarantee agreement pursuant to which the Obligors guarantee all payments due under the Loans (the “Guarantee Agreement”); and

(e)	such other documents and agreements as may be required under the Program Requirements.

19.	Security Documents

The Security Documents to be entered into in connection with the Loans are expected to include the following, each of which must be satisfactory to DOE, in its sole discretion, in form and substance and include detailed terms and conditions necessary and appropriate to protect the interests of the United States, including, without limitation, DOE and FFB, in the ATVM Collateral in case of any default or event of default:

(a)	Loan A

(i)
the security documents entered into in connection with the Existing Credit Agreement, with such changes, if any, therein as are necessary or appropriate to reflect the fact that the liens granted to DOE thereunder are junior to the liens securing the Senior Obligations; and

(ii)
all other agreements and instruments, if any, necessary to establish the seniority of the liens on the Collateral (as defined in the Existing Credit Agreement) securing the Senior Obligations to the liens thereon securing the Obligors’ obligations in respect of Loan A, including, without limitation, intercreditor arrangements substantially identical to those set forth in Section 8 of the Collateral Trust Agreement (collectively with the documents listed in clause (i) above, the “Loan A Security Documents”).

(b)	Loan B

(i)	agreements pledging all property acquired or developed with proceeds of Loan B, and the proceeds thereof;

(ii)
all other agreements and instruments necessary to create a first-priority perfected security interest under applicable law in the First Lien Collateral (subject to permitted liens to be agreed) (collectively with the documents listed in clause (i) above, the “Loan B Security Documents” and, together with the Loan A Security Documents, the “Security Documents”).

The Borrower will pay all costs in connection with the pledge, perfection and maintenance of the ATVM Collateral and the Security Documents, including, without limitation, registration, recording taxes, notarization, and filing fees and charges.  In its sole discretion, DOE may require the use of a collateral trustee (a “Collateral Trustee”), the reasonable cost of which will be paid by the Borrower.  In such event, the Loan Documents will be modified to reflect such a Collateral Trustee.

If DOE, in its sole discretion, elects at any time to reclassify any or all of the outstanding Loan B obligations into outstanding Loan A obligations, the Borrower will enter into all agreements and instruments necessary to ensure that the reclassified Loan B obligations are secured by the Subordinate Collateral.  If all of the principal amount of Loan B shall have been converted to Loan A, DOE shall release its lien on all First Lien Collateral.

Financial Closing, Loan Advances and Conditions Precedent

20.	Conditions Precedent to Financial Closing Date

The financial closing of the Loans is subject to closing conditions as are usual and customary for financings of this type, as are required under the Program Requirements or as are otherwise deemed appropriate by DOE in its reasonable discretion for this transaction in particular, including, without limitation, satisfaction as of the date of such financial closing (the “Financial Closing Date”) of the following conditions precedent (the “Initial Conditions Precedent”), each of which must be to the satisfaction of DOE in its sole discretion:

(a)
Due Diligence Review.  DOE shall have completed its due diligence review of the Borrower, the other Obligors, each of the Projects and all other matters related thereto, and the results thereof shall be satisfactory to DOE in its sole discretion;

(b)	Organization of Borrower and the Obligors. Delivery of organizational documents of the Borrower and each other Obligor;

(c)
Company Certificates.  Delivery of secretary’s certificates and resolutions, in form and substance satisfactory to DOE, in its reasonable discretion, and domestic good standing certificates of the Borrower and each other Obligor;

(d)
Information.  Delivery of a certificate of the Borrower certifying that, as of the Financial Closing Date, the information contained in the Application, together with all other information delivered by or on behalf of the Borrower in connection with such Application and the negotiation of the Loan Documents, including the Information Certificate, when taken as a whole, is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein in light of the circumstances under which such statements were made, not misleading in any material respect;

(e)
Loan Documents.  Execution and delivery of all Loan Documents, in form and substance satisfactory to DOE, in its sole discretion, and containing all terms and conditions DOE, in its sole discretion, deems necessary or desirable to protect the interests of the United States, including, without limitation, DOE and FFB, together with evidence that such Loan Documents are in full force and effect;

(f)	Information Certificate. Delivery of an executed Information Certificate in the form submitted to DOE;

(g)
Security Interests.  Evidence of perfection of all requisite security interests in the ATVM Collateral and all necessary waivers, amendments, approvals and consents authorizing the pledge of such ATVM Collateral;

(h)
First Lien Collateral Intercreditor Agreement.  Delivery of an intercreditor agreement containing terms and conditions substantially identical to Article 8 of the Collateral Trust Agreement with respect to the junior lien to be granted to the lenders under the Existing Credit Agreement;

(i)
Lien Searches.  Receipt of lien searches, satisfactory to DOE, in its sole discretion, in each of the jurisdictions in which the Uniform Commercial Code financial statements or other filings should be made, revealing no liens on the ATVM Collateral, aside from permitted liens;

(j)
Evidence of no Judgment Liens.  Receipt of evidence satisfactory to DOE that neither the Borrower nor any of its subsidiaries has a judgment lien against any of their respective properties for a debt owed to the United States of America;

(k)	Legal Opinions and Similar Documents. Delivery to FFB and DOE of usual and customary legal opinions for secured financing transactions;

(l)	Environmental Review. Delivery of information sufficient for DOE to complete the NEPA review process with respect to each Project in accordance with DOE policy from time to time;

(m)
Financial Statements.  Delivery of (i) the most recent publicly filed audited annual financial statements and unaudited quarterly financial statements of the Borrower, (ii) the most recent statutory audited consolidated annual financial statements for each of Ford Motor Credit Company, Ford Motor Company of Southern Africa (Pty) and Ford VHC AB, (iii) the most recent statutory audited financial statements for each of Ford Argentina S.C.A., Ford Motor Company of Canada, Limited, Grupo Ford S. de R.L. de C.V. and Ford Motor Company S.A. de C.V., (iv) the most recent statutory financial statements of any Foreign Pledgee (as such term is defined in the Existing Credit Agreement), in each case under clauses (ii), (iii) and (iv) above, to the extent the Borrower has an ongoing obligation to deliver such financial statement as of the Financial Closing Date under the Existing Credit Agreement; provided that any financial statements required to be delivered with respect to the Borrower or Ford Motor Credit Company shall be deemed to have been delivered if included in the Borrower’s or Ford Motor Credit Company’s Annual Report on Form 10-K or the Borrower’s or Ford Motor Credit Company’s Quarterly Report on Form 10-Q for the relevant period filed with the United States Securities and Exchange Commission (the “SEC”);

(n)	Project Business Plan. Delivery of the Project Business Plan;

(o)
Consents.  Receipt of all consents and waivers required pursuant to any contractual obligation that would prohibit the Borrower and the other Obligors from executing and performing their obligations under the Loan Documents;

(p)
Insurance.  Receipt of a customary insurance certificate confirming (i) the material property and casualty and excess liability insurance carried by the Borrower and (ii) that (x) DOE is named as an additional insured under the Borrower’s excess liability insurance policy or policies to the extent that the claim or loss relates directly or indirectly to the ATVM Projects, and (y) in the case of property and casualty insurance, to the extent provided by the Borrower to the lenders under the Existing Credit Agreement, DOE will be named, to the extent not inconsistent with the rights of the holders of Senior Obligations, loss payee;

(q)	Payment of the Facility Fee. Payment of the Facility Fee due and payable on the Financial Closing Date;

(r)
Status as Eligible Applicant; Eligible Project.  Certification of the Borrower that no event has occurred that has caused (i) the Borrower to cease to be an Eligible Applicant, as described in the Applicable Regulations, or (ii) any Project to cease to be an Eligible Project, as defined in the Applicable Regulations;

(s)
Lobbying Certification. Certification of the Borrower that is required to be filed by recipients of federal loans regarding lobbying, in the form set forth in Appendix A to 31 C.F.R. Part 21 and, if required under 31 C.F.R. Part 21, disclosure forms to report lobbying, in the form set forth in Appendix B to 31 C.F.R. Part 21; and

(t)
Other Documents and Information.  Receipt by DOE and FFB of any other certificates, documents, agreements and information respecting the Borrower and each other Obligor as they may have reasonably requested.

21.	Conditions Precedent to Each Advance

Each Advance of a Loan, including the initial Advance, is subject to the satisfaction as of the date of such Advance (the “Advance Date”) of the following conditions precedent:

(a)
Advance Request and Invoices.  Receipt, no later than (x) seven business days, in the case of an Advance in an amount less than or equal to $100,000,000, and (ii) ten business days, in the case of an Advance in an amount in excess of $100,000,000, prior to such Advance Date, from the Borrower, of an advance request in sufficient detail, including, without limitation, such information as required by FFB, and including wire transfer instructions, together with Borrower certification as to the satisfaction of all conditions precedent to such Advance;

(b)
Representations and Warranties.  All representations and warranties (other than the representations and warranties contained in Article 8 of the Note Purchase Agreement) shall be true and correct in all material respects;

(c)	No Default. No default or event of default shall have occurred and be continuing, before and after giving effect to the Advance;

(d)
Performance Metrics.  With respect to any portion of any Advance corresponding to a Project or sub-program, as of the previous Reporting Date, (x) the Borrower shall not have failed to achieve (i) any post-Program Approval Timing Milestone for any Project or sub-program thereof by more than four months after the corresponding date set forth in the Project Business Plan or (ii) Program Approval for any Project or sub-program thereof by more than 24 months after the Estimated Program Approval set forth for such Project or sub-program in the Project Business Plan, (y) the anticipated fuel economy status with respect to such Project set forth on the page titled “Project Business Plan – Fuel Economy” under the heading “Present Status – Fuel Economy (MPG)” of the Project Business Plan (the “Fuel Economy Status”) shall have met the Fuel Economy Requirement for at least one of the prior two reporting periods, and (z) the Fuel Economy Status for such Project shall not be more than 5% below the relevant Fuel Economy Targets for such Project;

(e)
Aggregate Advances.  Receipt of evidence that the aggregate principal amount of all outstanding Advances made with respect to any Project under the Loans, after giving effect to such Advance, does not exceed the Project Maximum Loan Amount with respect to such Project and that the aggregate principal amount of all outstanding Advances made with respect to all Projects under the Loans, after giving effect to such Advance, does not exceed the Maximum Total Loan Amount;

(f)
Davis-Bacon Act.  Certification by the Borrower of compliance with the obligation to pay prevailing wages to all laborers and mechanics employed by contractors or subcontractors during construction, alteration or repair of assets that are financed through the ATVM Program;

(g)
Grant Applications.  Certification by the Borrower that no Federal Funding application is pending with respect to the Eligible Project Costs to be reimbursed out of Loan amounts requested for such Advance; and

(h)
Security.  Evidence (excluding legal opinions) of perfection of all security interests in the ATVM Collateral for which the Borrower is to be reimbursed, in whole or in part, with the proceeds of such Advance.

So long as the Borrower cannot satisfy the conditions precedent set forth in Section 21(d) with respect to a Project (such Project, a “Noncompliant Project”), no Advances shall be made to fund Eligible Project Costs with respect to such Project.  For the avoidance of doubt, Advances with respect to Eligible Project Costs for Projects satisfying the conditions precedent set forth in this Section 21 shall be made notwithstanding the existence of a Noncompliant Project.

Unless the Borrower shall have prepaid the applicable Advance in the amount of such excess as provided in Section 14(b)(iii) above, on each Advance Date immediately following delivery of an Agreed-Upon Procedures Report indicating that proceeds of any Advance were not applied to pay Eligible Project Costs for the relevant Project for which such funds were drawn, DOE shall deduct from the proceeds of the Advance requested to be made on such Advance Date an amount equal to the amount that could have been prepayable by the Borrower pursuant to Section 14(b)(iii) (or, if less, the total amount of the proceeds of such Advance).

Representations, Covenants and Defaults

22.	Representations and Warranties

The Loan Documents will contain representations and warranties regarding the Borrower that are substantially similar to those in the Existing Credit Agreement (including similar baskets and exceptions) or otherwise required in connection with the ATVM Program (parenthetical references are to the corresponding provisions of the Existing Credit Agreement), consisting of:

(a)
due organization, valid existence, good standing and qualification to do business of the Borrower and each other Obligor except to the extent that any failure could not reasonably be expected to have a Material Adverse Effect; (4.3)

(b)	power and authority and execution by the Borrower and each other Obligor, delivery and enforceability of Loan Documents by such parties; (4.4)

(c)	subsidiaries of the Borrower that are Obligors or the issuers of stock pledged to DOE and/or FFB; (4.13)

(d)	status of Borrower as an Eligible Applicant and of Projects as Eligible Projects, in each case as described in the Applicable Regulations;

(e)	no conflicts except to the extent that any failure could not reasonably be expected to have a Material Adverse Effect; (4.5)

(f)	no government approvals, permits or consents required for construction, operation or maintenance of each relevant Project except as have been obtained and are in full force and effect;

(g)
no material litigation against the Borrower or any Significant Guarantor (as defined in the Existing Credit Agreement) (except as disclosed in the Borrower’s filings with the SEC and except to the extent that such litigation could not reasonably be expected to have a Material Adverse Effect); (4.6)

(h)	no default by the Borrower or any Significant Guarantor except as could not reasonably be expected to have a Material Adverse Effect; (4.7)

(i)	compliance with (x) law except as could not reasonably be expected to have a Material Adverse Effect and (y) Program Requirements with respect to each of the Projects;

(j)	Investment Company Act, margin regulations; Office of Foreign Assets Control rules and regulations; (4.10, 4.12)

(k)	financial statements; (4.1)

(l)	as of the Financial Closing Date, the Project Business Plan constitutes the Borrower’s reasonable estimates as to the elements contained therein;

(m)	title to properties except with respect to (x) property with an aggregate net book value of less than $250,000,000 or (y) certain defects to title to real property; (4.8)

(n)	rights to material intellectual property except as could not reasonably be expected to have a Material Adverse Effect; (4.9)

(o)	perfection and priority of security interests; (4.14)

(p)	environmental except as could not reasonably be expected to have a Material Adverse Effect; (4.15)

(q)	ERISA matters except as could not reasonably be expected to have a Material Adverse Effect; (4.11)

(r)	USA Patriot Act;

(s)	between December 31, 2008 and the Financial Closing Date, no event having a Material Adverse Effect; (4.2) and

(t)
as of the Financial Closing Date, Borrower has not submitted an application to, and no application is pending review or approval by, any governmental agency or instrumentality of the United States for allocation of Federal Funding to any Project, except as set forth in the Information Certificate.

23.	Affirmative Covenants

The Loan Documents will contain affirmative covenants of the Borrower that are substantially similar to those in the Existing Credit Agreement (including similar baskets and exceptions) or otherwise required in connection with the ATVM Program (parenthetical references are to the corresponding provisions of the Existing Credit Agreement), consisting of:

(a)	use of Loan proceeds;

(b)	maintenance of business and existence except as could not reasonably be expected to have a Material Adverse Effect; (6.4)

(c)
maintenance of adequate books and records and allowing inspection thereof, including (i) such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Projects as required by the Program Requirements and (ii) provision to FFB, DOE and U.S. Government Accountability Office and its representatives and advisors of access to each Project site and ancillary facilities at all reasonable times in order to monitor the performance of the Projects;

(d)	maintenance of insurance; (6.5)

(e)	further assurances; (6.7)

(f)
if, as of any Reporting Date, any Project is a Noncompliant Project, the Borrower shall promptly notify DOE of its intentions with respect to such Project, which may include submission of a proposal to DOE to revise the Project Targets set forth in the Project Business Plan with respect to such Noncompliant Project, which revised Project Targets, if approved by DOE in its sole discretion, shall be incorporated into the Project Business Plan;

(g)	maintenance of and compliance with any permits, licenses, approvals and consents necessary for the Projects except as could not reasonably be expected to cause a Material Adverse Effect;

(h)	compliance with Program Requirements in connection with the Projects;

(i)
introduction of advanced technology vehicles and components as necessary to meet or exceed the overall annual fuel economy improvements projected in the Application for Borrower’s vehicles made and/or sold in the United States;

(j)
compliance with the Davis-Bacon Act, including, without limitation, the obligation to pay prevailing wages to all laborers and mechanics employed by contractors or subcontractors during construction, alteration or repair of assets that are financed with Loans;

(k)
return to DOE or FFB, as applicable, any investment earnings realized by the Borrower in connection with Loan proceeds to the extent such proceeds exceed the accrued interest expense due and payable by the Borrower pursuant to the Loan Documents;

(l)
coordination by the Borrower with DOE/FFB of material public statements relating to the Loan Documents or the financing transactions contemplated thereby, provided that the Borrower may make disclosures (x) that it reasonably believes to be required by applicable law or (y) of information that is or becomes generally available to the public other than as a result of a disclosure by the Applicant or any of the Applicant’s officers, employees, agents or advisers in violation of the Loan Documents;

(m)
provision of (1) a quarterly progress report setting forth for each Project (x) the financial performance, in the form set forth in the Project Business Plan pages titled “Project Business Plan – Financials,” and (y) the date upon which any post-Program Approval Timing Milestones in respect of such Project (or, in the case of any Project comprised of sub-programs, each sub-program) shall have been achieved, and (2) a semiannual progress report setting forth for each Project (x) the Fuel Economy Status for such Project (or, in the case of any Project comprised of sub-programs, each sub-program), (y) the anticipated Program Approval Date for any Project or sub-program that has not received Program Approval and (z) the Technology Components for such Project in the forms previously submitted and accepted by DOE (each date of delivery of such progress report, a “Reporting Date”);

(n)	maintenance of security interests described in Section 15 hereof; amount of Senior Obligations shall not exceed the amount permitted under Section 15(i);

(o)	any additional subsidiaries that guarantee the Existing Credit Agreement will also guarantee the Loans as additional guarantors;

(p)
provision of financial statements of the Borrower and each other subsidiary required to be delivered by the Borrower pursuant to Sections 6.1, 6.2 and 6.3 of the Existing Credit Agreement, customary compliance certificates and the borrowing base certificate; (6.1, 6.2 & 6.3)

(q)
together with the next quarterly report following the receipt of Program Approval for any Project or any sub-program thereof, provision of a revised Project Business Plan setting forth the post-Program Approval Project Targets (including, without limitation, the Timing Milestones) with respect to such Project or any sub-program;

(r)	provision of default or event of default notices; (6.6)

(s)
provision, within a period to be agreed following the Financial Closing Date and quarterly thereafter, of an Agreed-Upon Procedures Report, in form satisfactory to DOE, in its sole discretion (the “Agreed-Upon Procedures Report”), by the Borrower’s independent certified public accounting firm (the “Independent Auditor”), certifying that the proceeds of each Advance made during such calendar quarter were used, in each case, to pay or reimburse the Borrower for Eligible Project Costs incurred in connection with the relevant Project for which such Advance was made in accordance with the Project Business Plan, the Loan Documents and the Applicable Regulations;

(t)
provision of information, within fifteen days following receipt by the Borrower of notice that it has been granted any Federal Funding to pay all or part of the Eligible Project Costs relating to any Project, regarding such Federal Funding, including without limitation, amount and proposed application by the Borrower of such proceeds to pay Eligible Project Costs; and

(u)	provision of additional information with respect to the Projects at the reasonable request of DOE or FFB.

24.	Negative Covenants

The Loan Documents will contain negative covenants of the Borrower that are substantially similar to those in the Existing Credit Agreement (including similar baskets and exceptions) (parenthetical references are to the corresponding provisions of the Existing Credit Agreement), consisting of:

(a)
limitation on incurrence of additional debt or guarantees by Ford VHC AB and its subsidiaries or any member of the Restricted Pledgee Group (as such term is defined in the Existing Credit Agreement), other than as permitted under the Existing Credit Agreement; (7.4)

(b)	limitation on granting of additional liens on the ATVM Collateral other than permitted liens; (7.3)

(c)	limitation on dividends, payments on subordinated or unsecured debt and other restricted payments; (7.6)

(d)	limitation on merger, consolidation, sale or conveyance of all or substantially all of the assets of the Borrower or any Significant Guarantor or similar action by any such party; (7.7)

(e)
limitation on granting of liens on any Principal Domestic Manufacturing Facility (as defined in the Existing Credit Agreement) of the Borrower or any Manufacturing Subsidiary (as defined in the Existing Credit Agreement), unless the Loans are secured equally and ratably; (7.8)

(f)	limitation on sale and leaseback transactions entered into by the Borrower, any other Obligor or any Manufacturing Subsidiary; (7.9)

(g)	the Borrower shall not permit available liquidity to be less than $4,000,000,000 at any time; (7.2)

(h)	no use of Loan proceeds to pay administrative or other fees relating to the Loans;

(i)
no sale, transfer or disposition of (i) receivables or inventory included in the Borrowing Base (as defined in the Existing Credit Agreement) by the Borrower or any Obligor other than in the ordinary course of business, (ii) capital stock or all or substantially all the assets of Automotive Components Holdings and/or Automotive Protection Corp by the Borrower or any of its subsidiaries subject to certain exceptions set forth in Section 7.5(b) of the Existing Credit Agreement, (iii) the capital stock or certain assets of Ford VHC AB by the Borrower or any of its subsidiaries subject to certain exceptions set forth in Section 7.5(c) of the Existing Credit Agreement, (iv) (x) capital stock of Ford Motor Credit Company or (y) capital stock or all or substantially all of the assets of Ford Global Technologies, LLC by the Borrower subject to certain exceptions set forth in Section 7.5(d) and (e), respectively, of the Existing Credit Agreement, (v) Principal Trade Names (as such term is defined in the Existing Credit Agreement) by the Borrower, (vi) Other Principal Trade Names (as such term is defined in the Existing Credit Agreement) by the Borrower subject to certain exceptions set forth in Section 7.5(g) of the Existing Credit Agreement, (vii) Principal Domestic Manufacturing Property by the Borrower or any Obligor subject to certain exceptions set forth in Section 7.5(h) of the Existing Credit Agreement, and (viii) certain other material assets by the Borrower or any Obligor as set forth in Section 7.5(i) of the Existing Credit Agreement;

(j)
Borrower shall not permit the Outstanding Amount (as defined in the Existing Credit Agreement) of Borrowing Base Debt (as defined in the Existing Credit Agreement) at any time to exceed the Borrowing Base (as defined in the Existing Credit Agreement) in effect at any such time for any period of five consecutive business days; (7.1) and

(k)	noncompliance by the Borrower with debarment regulations resulting in debarment.

25.	Events of Default

The Loan Documents will include events of default that are substantially similar to those in the Existing Credit Agreement or otherwise required in connection with the ATVM Program (parenthetical references are to the corresponding provision of the Existing Credit Agreement), consisting of:

(a)	failure to make payments (including mandatory prepayments) when due; (8(a))

(b)
payment default by the Borrower or any Significant Guarantor under any other indebtedness (other than the Loans) or guarantee obligations in respect of indebtedness with an aggregate outstanding principal amount in excess of $1,000,000,000; (8(d))

(c)
any Permitted Additional Notes, any Permitted Additional Senior Facilities, any Permitted Second Lien Debt (each as defined in the Existing Credit Agreement) or any other indebtedness issued or guaranteed by the Borrower or any Significant Guarantor with an aggregate outstanding principal amount of $1,000,000,000 or more shall have been accelerated by the holders thereof as a result of a default thereunder; (8(e))

(d)	inaccuracy in any material respect of representations and warranties made pursuant to any Loan Documents; (8(b))

(e)	breach of covenants under any Loan Documents (subject to grace periods consistent with the Existing Credit Agreement); (8(c))

(f)	failure to fund when required the Applicant Project Commitment, including Cost Overruns, with respect to any Project (with grace period and materiality threshold to be agreed);

(g)
bankruptcy, insolvency or dissolution of the Borrower, any other Obligor, Ford Motor Credit Company, any Volvo Group Member (as such term is defined in the Existing Credit Agreement) and Ford Motor Company of Canada, Limited; (8(f))

(h)
United States judgments or decrees against the Borrower or any other Obligor in excess of $100,000,000 with respect to any single judgment or $200,000,000 in the aggregate entered and not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days; (8(f))

(i)	certain ERISA events that have had a Material Adverse Effect; (8(g))

(j)	any Change of Control (as defined in the Existing Credit Agreement) without DOE consent; (8(k))

(k)	impairment of security interests in ATVM Collateral with a net book value in excess of $250,000,000; (8(i)) and

(l)	the Guarantee Agreement and any additional guarantee agreement delivered by any additional guarantors shall cease to be in full force and effect. (8(j))

Pursuant to the rights granted to DOE under Section 5.2 of the Program Financing Agreement, DOE hereby agrees to waive, on the Financial Closing Date, any default arising out of a breach of any representation or warranty made by the Borrower pursuant to Article 8 of the Note Purchase Agreement.  For the avoidance of doubt, DOE has not agreed to waive any default arising out of a breach of any representation or warranty under any other Loan Document, including, without limitation, the Arrangement Agreement or the Security Documents.

26.	Remedies

Upon the occurrence of an event of default, the Loan Documents will include usual and customary notice periods and remedies.

Additional Provisions of Loan Documents

27.	Amendments.

No amendment, modification or waiver of any provision of any Loan Document nor consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the amendment, modification or waiver shall be in writing and signed by each of (i) the Borrower and (ii) DOE and/or FFB, as the case may be, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

If the terms of any applicable representation and warranty, covenant or event of default (or any equivalent or related provision or related definition) in the Existing Credit Agreement are amended or modified or a replacement credit agreement is executed in connection with any refinancing of the Existing Credit Agreement, the applicable representation and warranty, covenant or event of default (and any equivalent or related provision or related definition) in the Loan Documents will be amended accordingly.

28.	Additional Funding for the Projects

In the event the Borrower seeks to obtain additional loans for any Project pursuant to the ATVM Program on terms and conditions substantially similar to the terms and conditions set forth herein, the Borrower shall not be required to submit a new application for funding pursuant to §611.101 of the Applicable Regulations, provided that (i) there has been no material change to the Project or Projects approved by DOE in connection with the Loans hereunder for which additional loans are being sought, (ii) the Borrower submits an updated Project Business Plan for the proposed loan availability period, (iii) DOE has adequate appropriations for any additional loans proposed to be made for any such Project, (iv) DOE’s board approves the additional loan amount, and (v) no default or event of default has occurred or is continuing under the Loan Documents.  For the avoidance of doubt, this Section 28 does not constitute a commitment by DOE to arrange, or FFB to provide, any additional loans (other than the Loans on the terms and conditions set forth in the Loan Documents) for any Project pursuant to the ATVM Program.

29.	Indemnification

The Borrower shall indemnify and hold harmless the United States, including DOE, FFB and each other governmental agency or instrumentality of the United States, and their respective designees, agents, and contractors, and all of their respective directors, officers and employees (each, an “Indemnified Person”) from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all losses, claims, damages, liabilities or other expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) to which such Indemnified Person may become subject arising out of or relating to any action, suit or proceeding arising from or relating to the Loan Documents or the use or intended use of the proceeds thereof; provided, however, that such indemnity shall not apply to the extent the loss, claim, damage, liability or other expense results from the gross negligence or willful misconduct of the Indemnified Person.

30.	Governing Law

This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, Federal law and not the law of any state or locality.  To the extent that a court looks to the laws of any state to determine or define the Federal law, it is the intention of the parties hereto that such court shall look only to the laws of the State of New York without regard to the rules of conflicts of laws.